Exhibit 99.1

Avnet, Inc. Acquires ABACUS GROUP PLC

Strengthens IP&E and Embedded Business
and Adds New Customers in Europe

Phoenix, Arizona – January 20, 2008 -– Avnet, Inc. (NYSE:AVT) announced today through its wholly-owned subsidiary, Electron House (Overseas) Limited, that its offer for Abacus Group Plc (Abacus) has been declared unconditional in all respects. As had been previously announced, all shareholders of Abacus will receive £0.55 per share, which equates to an equity value of approximately £42.2 million ($61.0 million) and a transaction value of £97.9 million ($141.6 million) assuming a net debt position for Abacus of £55.7 million ($80.6 million) as of September 30, 2008. The purchase price has declined approximately 20% as a result of the strengthening of the US dollar versus the British pound since the transaction was initially announced on October 10, 2008. Abacus is a leading value-added distributor of electronic components and embedded systems serving customers in 10 countries across Europe. The transaction is expected to be immediately accretive to earnings and supports Avnet’s return on capital goals. Abacus will be integrated into Avnet’s European Electronics Marketing business.

Harley Feldberg, global president of Avnet Electronics Marketing commented, “The acquisition of Abacus represents an excellent strategic fit to our current business as their focus on strong technical support delivered to a diverse base of small to mid-size customers should create significant cross-selling opportunities for us. It doubles our IP&E business across the region, significantly improves our market position in the UK and establishes Avnet as a leading distributor of embedded solutions and displays throughout Europe.”

Founded in 1972, Abacus is focused on delivering exceptional design-in and technical support for a portfolio that includes 180 supplier franchises covering semiconductor, interconnect and electromechanical (IP&E) products. In addition to electronic components distribution, Abacus Embedded Systems Group provides specialty distribution of displays, embedded computer and wireless communication products. For the fiscal year ended September 30, 2008, Abacus had total sales of £279 million and EBITDA of £12 million before unusual items.

Patrick Zammit, president of Avnet Electronics Marketing EMEA, added, “As we develop our integration plan we are impressed with the caliber of Abacus’ organization and are excited about potential growth opportunities once the integration is complete. We will enhance our competitive position across the region and become an industry leader not just in semiconductors but also in IP&E, displays and embedded solutions. Our combined customer base will ensure that we are present in all market and customer segments, and at all integration levels of the electronic supply chain.”

Banc of America Securities Limited acted as exclusive financial advisor and Allen & Overy LLP acted as legal counsel to Avnet in connection with this transaction.

Forward-looking statements
This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT), a fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)

Directors’ Responsibilities
The Avnet Directors accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Avnet Directors (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

For more information, please contact:

Avnet Electronics Marketing EMEA

Georg Steinberger

Vice President, Communications

Tel.:+49 (0) 8121 774 203

Investor Relations

Vincent Keenan

Vice President, Investor Relations

Tel.: (480) 643-7053